QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

The Innovation Group

May 18, 2004

Mr. Joe Bilhimer
President and Chief Operating Officer
Hard Rock Biloxi Hotel and Casino
111 Lameuse Street—Suite 104
Biloxi, MS 39530

    RE:
    Premier Entertainment Biloxi LLC and Premier Finance Biloxi Corporation
    10 3/4% First Mortgage Notes Due 2012

Dear Mr. Bilhimer:

        Regarding the referenced matter, The Innovation Group hereby consents to the use of its name in the January 15, 2004 Offering Memorandum, and other supplemental filings with the SEC. This consent also applies to the use of any information, statistics or opinions we provided in our December 2002 Casino Hotel Market Assessment prepared for Premier Entertainment LLC and pertaining to the proposed Hard Rock Hotel and Casino in Biloxi, Mississippi.

        If you need any further approvals or consents, please let me know.

/s/ STEVEN RITTVO The Innovation Group Steven Rittvo

400 N. PETERS STREET, SUITE 206, NEW ORLEANS 70130    •    P.O. BOX 2210 NEW ORLEANS, LA 70176
TELEPHONE (504) 523-0888    •    FAX (504) 523-5522

QuickLinks

  Exhibit 23.3